Exhibit 99.1

NEWS RELEASE

For Immediate Release
Thursday, May 1, 2025

INVESTOR CONTACT:	MEDIA CONTACT:
Greg Peterson	Rachel Potts
VP, Investor Relations	VP, Chief Communications Officer
404-403-6042	678-654-7719
greg.peterson@agcocorp.com	rachel.potts@agcocorp.com

AGCO REPORTS FIRST-QUARTER RESULTS
•Net sales of $2.1 billion, down 30.0% year-over-year
•Reported earnings per share of $0.14 and adjusted earnings per share(1) of $0.41
•Full-year guidance affirmed

    DULUTH, GA – May 1 – AGCO (NYSE: AGCO), a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology, reported net sales of $2.1 billion for the first quarter ended March 31, 2025, a decrease of 30.0% compared to the first quarter of 2024. Reported net income was $0.14 per share for the quarter and adjusted net income(1) was $0.41 per share. These results compare to reported net income of $2.25 per share and adjusted net income(1) of $2.32 per share for the first quarter of 2024. Excluding unfavorable foreign currency translation of 2.4%, net sales in the quarter decreased 27.6% compared to the first quarter of 2024.

    “AGCO performed well in the first quarter, which better positions us to navigate global trade uncertainties and continued weak industry demand,” said Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “We made substantial progress in our cost reduction efforts while reducing inventory by cutting production hours in the quarter by approximately 33% year-over-year. These decisive actions coupled with our focus on driving retail sales allowed us to improve dealer inventory levels in both North and South America.”

    Hansotia continued, “We are seeing a mix of positive signs and risks around the world, requiring us to remain agile as we execute our Farmer-First strategy. The underlying fundamentals in many parts of the world have begun to trend upward with farmer sentiment in Europe improving, U.S. corn prices rising and corn stocks-to-use-ratios at lower levels. However, the global agricultural equipment market is volatile due to tariffs and shifting export demand for grain.”

First Quarter Highlights
•Reported regional sales results(2): Europe/Middle East (“EME”) (22.1)%, North America (34.2)%, South America (15.8)%, Asia/Pacific/Africa (“APA”) (36.0)%
•Constant currency regional sales results(1)(2)(3): EME (20.6)%, North America (32.6)%, South America (4.2)%, APA (34.1)%
•Regional operating margin performance: EME 11.6%, North America (5.0)%, South America 0.9%, APA (2.9)%

(1) See reconciliation of non-GAAP measures in appendix.
(2) As compared to first quarter 2024.
(3) Excludes currency translation impact.

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Three Months Ended March 31, 2025	Change from Prior Year Period	Change from Prior Year Period
North America(4)	(14)%	(46)%
Brazil(5)	11%	(4)%
Western Europe(5)	(17)%	(34)%

(4) Excludes compact tractors.
(5) Based on Company estimates.

    Hansotia concluded, “As we look around the world, the U.S. may face reduced market access for key exports, while South America is likely to ship more to China. Although U.S. net farm income forecasts have been revised higher on government aid, increased subsidies are not expected to boost demand for farm equipment in the near-term. Brazil's record soybean production and delayed corn planting highlight both growth potential and risks. Persistent rain and poor growing conditions have negatively impacted wheat production across Western Europe with reduced yields reported in several countries. Demand for new equipment has softened further in North America and Europe as a result of volatile crop producer demand.”

    North American industry retail tractor sales decreased 14% during the first three months of 2025 compared to the first three months of 2024. Sales declines were relatively consistent across the horsepower categories with higher horsepower categories declining more in recent months. Combine unit sales were down 46% in the first three months of 2025 compared to the same period in 2024. Uncertain demand for grain exports and high input costs are expected to pressure industry demand in 2025, leading to weaker North American sales compared to 2024, particularly in larger equipment.

    Brazil industry retail tractor sales increased 11% during the first three months of 2025 compared to the first three months of 2024, primarily in the smaller tractor categories. Despite record soybean harvests and potential trade benefits, we have not seen meaningful improved demand for larger equipment yet. If increased trade benefits farm economics, we could see improved demand later in the year. For now, we expect industry demand in Brazil to improve modestly in 2025.

    In Western Europe, industry retail tractor sales decreased 17% during the first three months of 2025 compared to the first three months of 2024 with more significant declines in France, the United Kingdom and Germany. Industry demand is expected to remain soft in 2025 as lower income levels pressure demand from arable farmers, while healthy demand from dairy and livestock producers is expected to mitigate some of the decline.

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended March 31,	2025	2024	% change from 2024	% change from 2024 due to currency translation(6)	% change from 2024 due to acquisition of a business(6)	% change excluding currency translation and acquisition of a business
North America	$395.6	$601.1	(34.2)%	(1.6)%	1.3%	(33.9)%
South America	229.9	273.0	(15.8)%	(11.6)%	1.9%	(6.1)%
EME	1,330.5	1,706.9	(22.1)%	(1.5)%	2.4%	(23.0)%
APA	94.5	147.6	(36.0)%	(1.9)%	3.9%	(38.0)%
Total Segments	2,050.5	2,728.6	(24.9)%	(2.5)%	2.2%	(24.6)%
Other(7)	—	200.1	(100.0)%	—%	—%	(100.0)%
	$2,050.5	$2,928.7	(30.0)%	(2.4)%	2.0%	(29.6)%

(6) See footnotes for additional disclosures.
(7) “Other” represents the results for the three months ended March 31, 2024 for the majority of the Company’s Grain & Protein business which was divested on November 1, 2024. The results of the G&P business through the date of the divestiture were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments.

North America

    North American net sales decreased 33.9% in the first three months of 2025 compared to the same period in 2024, excluding the impact of unfavorable currency translation and favorable impact of an acquisition. Softer industry sales and under-production of end-market demand contributed to lower sales. The most significant sales declines occurred in high-horsepower tractors, sprayers and combines. Income from operations for the first three months of 2025 decreased $48.2 million compared to the same period in 2024 and operating margins were (5.0)%. The decrease resulted from lower sales and production volumes.

South America

    Net sales in the South American region decreased 6.1% in the first three months of 2025 compared to the same period in 2024, excluding the impact of unfavorable currency translation and favorable impact of an acquisition. Softer industry retail sales and under-production of retail demand drove most of the decrease. Lower sales of high-horsepower tractors and planters accounted for most of the decline. Income from operations in the first three months of 2025 decreased by $9.9 million compared to the same period in 2024. This decrease was primarily a result of lower sales and production volumes as well as negative pricing.

Europe/Middle East

    Europe/Middle East region net sales decreased 23.0% in the first three months of 2025 compared to the same period in 2024, excluding the impact of unfavorable currency translation and favorable impact of an acquisition. Lower sales across most of the Western European markets were partially offset by growth in Spain and Eastern Europe. Declines were largest in high-horsepower and mid-range tractors as well as hay equipment. Income from operations decreased $140.7 million in the first three months of 2025, compared to the same period in 2024. This decrease was primarily a result of lower sales and production volumes.

Asia/Pacific/Africa

    Net sales in the Asia/Pacific/Africa region decreased 38.0%, excluding unfavorable currency translation impacts and favorable impact of an acquisition, in the first three months of 2025 compared to the same period in 2024 due to weaker end market demand and lower production volumes. Lower sales in Australia, Japan and China drove most of the decline. Income from operations decreased by $11.8 million in the first three months of 2025 compared to the same period in 2024 primarily due to lower sales and production volumes.

Outlook

    As previously announced, AGCO's net sales for 2025 are expected to be approximately $9.6 billion, reflecting lower sales volumes and assumed actions to mitigate tariff impacts. Adjusted operating margins are projected to be 7% - 7.5%, reflecting the impact of lower sales, lower production volumes, increased cost controls and flat engineering expenses. Based on these assumptions, 2025 earnings per share are targeted at $4.00 - $4.50. These full-year estimates reflect the projected impact of tariffs in place as of May 1, 2025 across the Company’s various jurisdictions along with our planned mitigation actions. Changes to the tariffs or other actions in response to them could result in changes to these estimates.

* * * * *
    AGCO will host a conference call with respect to this earnings announcement at 10 a.m. Eastern Time on Thursday, May 1. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com under the “Investors” Section. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for 12 months following the call. A copy of this press release will be available on AGCO’s website for at least 12 months following the call.

* * * * *

Safe Harbor Statement

    Statements that are not historical facts, including the projections of earnings per share, production levels, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, strategy, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•We maintain an independent dealer and distribution network in the markets where we sell products. The financial and operational capabilities of our dealers and distributors are critical to our ability to compete in these markets. Higher inventory levels at our dealers and high utilization of dealer credit limits as well as the financial health of our dealers could negatively impact future sales and adversely impact our performance.
•On April 1, 2024, we completed the acquisition of the ag assets and technologies of Trimble through the formation of a joint venture, PTx Trimble, of which we own 85%. Financing the PTx Trimble transaction significantly increased our indebtedness and interest expense. We also have made various assumptions relating to the acquisition that may not prove to be correct and we may fail to realize all of the anticipated benefits of the acquisition. All acquisitions involve risk, and there is no certainty that the acquired business will operate as expected. Each of these items, as well as similar acquisition-related items, would adversely impact our performance.
•A majority of our sales and manufacturing takes place outside the United States, and many of our sales involve products that are manufactured in one country and sold in a different country. As a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. The recent announcements of significant trade policy and tariff actions by the U.S. government, including but not limited to tariffs on imported steel and aluminum products, multiple tariffs on certain imports from China, tariffs on certain imports from Canada and Mexico, and baseline tariffs on most imports from most other countries, are creating significant uncertainty and potential risks for our business. These announcements in some cases were followed by delays and changes in implementation, and the ultimate tariff structures are unclear at the current time. Depending upon which countries are impacted, increases in tariffs can increase both the costs of the inputs that we use in manufacturing products and increase the after-tariff sales prices of the products that we sell. The impacts of the tariffs may be mitigated as a majority of our sales and manufacturing takes place outside the United States. Additionally, these tariffs will increase the cost of certain raw materials and components, impacting our cost of goods sold. While we are actively exploring opportunities to mitigate these increased costs, there can be no guarantee that we will be able to fully offset the impact of these tariffs. Furthermore, the imposition of retaliatory tariffs from other countries on our exported products could negatively affect our sales and marketplace access in those countries. Moreover, the uncertainty of the tariff changes and any future trade policy changes has adversely impacted, and is expected to continue to adversely impact, our sales.
•We cannot predict or control the impact of the conflict in Ukraine on our business. Already it has resulted in reduced sales in Ukraine as farmers have experienced economic distress, difficulties in harvesting and delivering their products, as well as general uncertainty. There is a potential for natural gas shortages, as well as shortages in other energy sources, throughout Europe, which could negatively impact our production in Europe both directly and through interrupting the supply of parts and components that we use. It is unclear how long these conditions will continue, or whether they will worsen, and what the ultimate impact on our performance will be. In addition, AGCO sells products in, and purchases parts and components from, other regions where there could be hostilities. Any hostilities likely would adversely impact our performance.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted. In addition, Rabobank also is the lead lender in our revolving credit facility and term loans and for many years has been an important financing partner for us. Any interruption or other challenges in that relationship would require us to obtain alternative financing, which could be difficult.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was less than optimal; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which require substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations, or otherwise are the victim of a cyberattack, we could be subject to significant claims, penalties and damages.
•Cybersecurity breaches including ransomware attacks and other means are rapidly increasing. We continue to review and improve our safeguards to minimize our exposure to future attacks. However, there always will be the potential of the risk that a cyberattack will be successful and will disrupt our business, either through shutting down our operations, destroying data, exfiltrating data or otherwise.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. In addition, the potential of future natural gas shortages in Europe, as well as predicted overall shortages in other energy sources, could also negatively impact our production and that of our supply chain in the future. There can be no assurance that there will not be future disruptions.
•Any future pandemics, could negatively impact our business through reduced sales, facilities closures, higher absentee rates, and reduced production at both our plants and the plants that supply us with parts and components. In addition, logistical and transportation-related issues and similar problems may also arise.
•We recently have experienced significant inflation in a range of costs, including for parts and components, shipping, and energy. While we have been able to pass along most of those costs through increased prices, there can be no assurance that we will be able to continue to do so. If we are not, it will adversely impact our performance.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and performance would decline.
•We have a substantial amount of indebtedness (and have incurred additional indebtedness as part of the PTx Trimble joint venture transaction), and, as a result, we are subject to certain restrictive covenants and payment obligations, as well as increased leverage generally, that may adversely affect our ability to operate and expand our business.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2024, and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO

    AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers value to farmers and OEM customers through its differentiated brand portfolio including leading brands Fendt®, Massey Ferguson®, PTx and Valtra®. AGCO's full line of equipment, smart farming solutions and services helps farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $11.7 billion in 2024. For more information, visit www.agcocorp.com.

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AGCO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$562.6	$612.7
Accounts and notes receivable, net	1,235.3	1,267.4
Inventories, net	2,958.0	2,731.3
Other current assets	533.3	526.6
Total current assets	5,289.2	5,138.0
Property, plant and equipment, net	1,868.7	1,818.6
Right-of-use lease assets	178.7	168.9
Investments in affiliates	550.5	519.6
Deferred tax assets	582.6	561.0
Other assets	449.4	435.2
Intangible assets, net	718.4	728.9
Goodwill	1,843.3	1,820.4
Total assets	$11,480.8	$11,190.6

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Borrowings due within one year	$182.1	$415.2
Accounts payable	1,008.7	813.0
Accrued expenses	2,147.8	2,469.6
Other current liabilities	122.3	128.2
Total current liabilities	3,460.9	3,826.0
Long-term debt, less current portion and debt issuance costs	2,757.5	2,233.3
Operating lease liabilities	134.1	127.5
Pension and postretirement health care benefits	157.9	155.6
Deferred tax liabilities	130.9	125.0
Other noncurrent liabilities	730.3	680.3
Total liabilities	7,371.6	7,147.7
Redeemable noncontrolling interests	299.8	300.1
Stockholders’ Equity:
Preferred stock	—	—
Common stock	0.7	0.7
Additional paid-in capital	0.7	—
Retained earnings	5,629.6	5,645.0
Accumulated other comprehensive loss	(1,821.6)	(1,902.9)
Total stockholders’ equity	3,809.4	3,742.8
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$11,480.8	$11,190.6
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2025	2024
Net sales	$2,050.5	$2,928.7
Cost of goods sold	1,529.9	2,158.9
Gross profit	520.6	769.8
Operating expenses:
Selling, general and administrative expenses	325.8	350.4
Engineering expenses	116.0	130.9
Amortization of intangibles	15.3	13.9
Impairment charges	1.1	—
Restructuring and business optimization expenses	13.0	1.0
Income from operations	49.4	273.6
Interest expense, net	18.5	1.9
Other expense, net	32.3	50.8
Income (loss) before income taxes and equity in net earnings of affiliates	(1.4)	220.9
Income tax provision	2.0	69.1
Income (loss) before equity in net earnings of affiliates	(3.4)	151.8
Equity in net earnings of affiliates	12.1	16.2
Net income	8.7	168.0
Net loss attributable to noncontrolling interests	1.8	—
Net income attributable to AGCO Corporation	$10.5	$168.0
Net income per common share attributable to AGCO Corporation:
Basic	$0.14	$2.25
Diluted	$0.14	$2.25
Cash dividends declared and paid per common share	$0.29	$0.29
Weighted average number of common and common equivalent shares outstanding:
Basic	74.6	74.6
Diluted	74.7	74.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$8.7	$168.0
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	60.5	63.3
Amortization of intangibles	15.3	13.9
Stock compensation expense	7.3	8.4
Impairment charges	1.1	—
Equity in net earnings of affiliates, net of cash received	(12.1)	(16.2)
Deferred income tax benefit	(27.3)	(7.3)
Other	6.6	17.7
Changes in operating assets and liabilities:
Accounts and notes receivable, net	44.7	24.1
Inventories, net	(149.4)	(420.1)
Other current and noncurrent assets	2.5	16.8
Accounts payable	177.9	74.2
Accrued expenses	(384.9)	(358.2)
Other current and noncurrent liabilities	36.9	45.4
Total adjustments	(220.9)	(538.0)
Net cash used in operating activities	(212.2)	(370.0)
Cash flows from investing activities:
Purchases of property, plant and equipment	(48.2)	(95.0)
Proceeds from sale of property, plant and equipment	1.1	0.2
Investments in unconsolidated affiliates, net	(0.1)	—
Other	(4.1)	—
Net cash used in investing activities	(51.3)	(94.8)
Cash flows from financing activities:
Proceeds from indebtedness	531.2	2,380.6
Repayments of indebtedness	(297.0)	(0.4)
Payment of dividends to stockholders	(21.6)	(21.6)
Payment of minimum tax withholdings on stock compensation	(7.4)	(9.7)
Payment of debt issuance costs	—	(11.9)
Net cash provided by financing activities	205.2	2,337.0
Effects of exchange rate changes on cash, cash equivalents and restricted cash	8.2	(11.9)
Increase (decrease) in cash, cash equivalents and restricted cash	(50.1)	1,860.3
Cash, cash equivalents and restricted cash, beginning of period	612.7	595.5
Cash, cash equivalents and restricted cash, end of period	$562.6	$2,455.8
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data)

1.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

    The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. The cash received from receivables sold under these accounts receivable sales agreements that remain outstanding as of March 31, 2025 and December 31, 2024 was approximately $2.1 billion and $2.3 billion, respectively.

    In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world. The cash received from trade receivables sold under factoring arrangements that remain outstanding as of March 31, 2025 and December 31, 2024 was approximately $210.1 million and $220.5 million, respectively.

    Losses on sales of receivables associated with the accounts receivable sales agreements discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $18.9 million and $27.9 million during the three months ended March 31, 2025 and 2024, respectively.

    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of March 31, 2025 and December 31, 2024, these finance joint ventures had approximately $115.8 million and $139.2 million, respectively, of outstanding accounts receivable associated with these arrangements.

2.    INVENTORIES

    Inventories, net at March 31, 2025 and December 31, 2024 were as follows (in millions):

	March 31, 2025	December 31, 2024
Finished goods	$1,244.8	$1,187.9
Repair and replacement parts	781.9	754.6
Work in process	252.0	170.0
Raw materials	679.3	618.8
Inventories, net	$2,958.0	$2,731.3

3.    INDEBTEDNESS

    Long-term debt consisted of the following at March 31, 2025 and December 31, 2024 (in millions):

	March 31, 2025	December 31, 2024
Credit Facility, expires 2027	$476.2	$—
5.450% Senior notes due 2027	400.0	400.0
5.800% Senior notes due 2034	700.0	700.0
0.800% Senior notes due 2028	648.5	622.7
1.002% EIB Senior term loan due 2025	—	259.5
EIB Senior term loan due 2029	270.2	259.5
EIB Senior term loan due 2030	183.7	176.4
Senior term loans due between 2025 and 2028	158.3	152.0
Debt issuance costs	(11.4)	(12.0)
	2,825.5	2,558.1

Less:
1.002% EIB Senior term loan due 2025	—	(259.5)
Senior term loans due 2025	(68.0)	(65.3)
Total long-term indebtedness	$2,757.5	$2,233.3

    As of March 31, 2025 and December 31, 2024, the Company had short-term borrowings due within one year, excluding the current portion of long-term debt, of approximately $114.1 million and $90.4 million, respectively.

1.002% European Investment Bank (“EIB”) Senior Term Loan due 2025

    On January 24, 2025, the Company repaid €250.0 million (or approximately $262.3 million) upon maturity of the EIB Senior term loan due 2025.

4.    RESTRUCTURING AND BUSINESS OPTIMIZATION EXPENSES

    The Company is focused on operational efficiencies to build a more resilient business. On June 24, 2024, the Company announced a restructuring program (the “Program”) in response to increased weakening demand in the agriculture industry. The initial phase of the Program is focused on further reducing structural costs, streamlining the Company’s workforce and enhancing global efficiencies related to changing the Company’s operating model for certain corporate and back-office functions and better leveraging technology and global centers of excellence. The Company estimates that it will incur charges for one-time termination benefits of approximately $150.0 million to $200.0 million in connection with this phase of the Program, primarily consisting of cash charges related to severance payments, employees benefits and related costs. The Company incurred the majority of the charges in 2024 and expects to incur the remaining charges in 2025.

    Additionally, in recent years, the Company announced and initiated several actions to rationalize employee headcount in various manufacturing facilities and administrative offices located in the U.S., Europe, South America, Africa and Asia, in order to reduce costs in response to fluctuating global market demand.

    As of December 31, 2024, accrued severance and other related costs primarily associated with the Program were approximately $136.2 million. During the three months ended March 31, 2025, the Company recorded $(0.8) million of severance and other related costs, net of reversals, primarily associated with the Program and paid approximately $30.3 million of severance costs. The $109.5 million of accrued severance and other related costs as of March 31, 2025, inclusive of approximately $4.4 million of favorable foreign currency translation impacts, are expected to be paid primarily during the next 12 months.

    Business optimization expenses primarily relate to professional services costs incurred as part of the restructuring program aimed at reducing structural costs, enhancing global efficiencies by changing the Company’s operating model for certain corporate and back-office functions. During the three months ended March 31, 2025, the Company recognized approximately $13.8 million of business optimization expenses.

5.    SEGMENT REPORTING

    The Company has four operating segments that are also its reportable segments which consist of the North America, South America, Europe/Middle East and Asia/Pacific/Africa regions. The Company’s reportable segments are geography based and distribute a full range of agricultural machinery and precision agriculture technology. The Company’s Chief Operating Decision Maker (“CODM”), Eric P. Hansotia, Chairman of the Board, President and Chief Executive Officer, evaluates segment performance primarily based on income from operations. The CODM utilizes income from operations to evaluate each segment’s performance including the allocation of resources. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are generally charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income (loss) from operations for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2025 and 2024 based on the Company’s reportable segments are as follows (in millions):

Three Months Ended March 31,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Total Segments	Other(1)	Total
2025
Net sales	$395.6	$229.9	$1,330.5	$94.5	$2,050.5	$—	$2,050.5
Cost of goods sold	295.5	185.2	970.9	78.3	1,529.9	—	1,529.9
Selling, general and administrative expenses	86.6	32.4	135.2	16.4	270.6	—	270.6
Engineering expenses	33.3	10.2	70.0	2.5	116.0	—	116.0
Income (loss) from operations	$(19.8)	$2.1	$154.4	$(2.7)	$134.0	$—	$134.0

2024
Net sales(2)	$601.1	$273.0	$1,706.9	$147.6	$2,728.6	$200.1	$2,928.7
Cost of goods sold	458.2	224.1	1,199.8	117.9	2,000.0	158.9	2,158.9
Selling, general and administrative expenses	81.5	22.4	137.7	18.2	259.8	29.6	289.4
Engineering expenses	33.0	14.5	74.3	2.4	124.2	6.7	130.9
Income from operations(3)	$28.4	$12.0	$295.1	$9.1	$344.6	$4.9	$349.5
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(1)    “Other” represents the results for the three months ended March 31, 2024 for the majority of the Company’s Grain & Protein business which was divested on November 1, 2024. The results of the G&P business through the date of the divestiture were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments.
(2)    Of the $200.1 million of the net sales of the divested G&P business recast to “Other”, $128.5 million, $30.4 million, $22.1 million and $19.1 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.
(3)    Of the $4.9 million of the income (loss) from operations of the divested G&P business recast to “Other”, $14.0 million, $4.2 million, $(12.2) million and $(1.1) million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.

    A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended March 31,
	2025	2024
Segment income from operations	$134.0	$344.6
Other(1)	—	4.9
Impairment charges	(1.1)	—
Corporate expenses	(48.1)	(53.0)
Amortization of intangibles	(15.3)	(13.9)
Stock compensation expense	(7.1)	(8.0)
Restructuring and business optimization expenses	(13.0)	(1.0)
Consolidated income from operations	$49.4	$273.6
____________________________________
(1)    “Other” represents the results for the three months ended March 31, 2024 for the majority of the Company’s Grain & Protein business which was divested on November 1, 2024. The results of the G&P business through the date of the divestiture were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments.

RECONCILIATION OF NON-GAAP MEASURES

    This earnings release discloses adjusted income from operations, adjusted operating margin, adjusted net income, adjusted net income per share and net sales on a constant currency basis and excluding a recent acquisition, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

    The following is a reconciliation of reported income from operations, net income attributable to AGCO and net income per share attributable to AGCO to adjusted income from operations, adjusted net income and adjusted net income per share for the three months ended March 31, 2025 and 2024 (in millions, except per share data):

	Three Months Ended March 31,
	2025			2024
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As reported	$49.4	$10.5	$0.14	$273.6	$168.0	$2.25
Restructuring and business optimization expenses(2)	13.0	9.7	0.13	1.0	0.7	0.01
Amortization of PTx Trimble acquired intangibles(3)	12.8	7.6	0.10	—	—	—
Transaction-related costs(4)	7.1	2.0	0.03	6.2	4.6	0.06
Impairment charges(5)	1.1	1.1	0.01	—	—	—
As adjusted	$83.4	$30.9	$0.41	$280.8	$173.3	$2.32
____________________________________
(1)    Net income and net income per share amounts are after tax.
(2)    The restructuring expenses recorded during the three months ended March 31, 2025 and 2024 related primarily to severance, business optimization and other related costs associated with the Company’s Program and rationalization of certain manufacturing facilities and administrative offices.
(3)    Amortization of intangibles related to intangibles acquired as part of the Company’s acquisition of PTx Trimble.
(4)    The transaction-related costs recorded during the three months ended March 31, 2025 related to the Company’s divestiture of the majority of its Grain & Protein business and the formation of the PTx Trimble joint venture. The transaction-related costs recorded during the three months ended March 31, 2024 related to the formation of the PTx Trimble joint venture.
(5)    The impairment charges recorded during the three months ended March 31, 2025 primarily related to the impairment of certain other assets.

    The following is a reconciliation of adjusted operating margin for the three months ended March 31, 2025 and 2024 (in millions):

	Three Months Ended March 31,
	2025	2024
Net sales	$2,050.5	$2,928.7

Income from operations	49.4	273.6
Adjusted income from operations(1)	$83.4	$280.8
Operating margin(2)	2.4%	9.3%
Adjusted operating margin(2)	4.1%	9.6%
____________________________________
(1)    Refer to the previous table for the reconciliation of income from operations to adjusted income from operations.
(2)    Operating margin is defined as the ratio of income from operations divided by net sales. Adjusted operating margin is defined as the ratio of adjusted income from operations divided by net sales.

    The Company does not provide a quantitative reconciliation of forward-looking, non-GAAP financial measures to the most directly comparable GAAP financial measure because it is difficult to reliably predict or estimate the relevant components without unreasonable effort due to future uncertainties that may potentially have a significant impact on such calculations and providing them may imply a degree of precision that would be confusing or potentially misleading.

    The following table sets forth, for the three months ended March 31, 2025 and 2024, the impact to net sales of currency translation and a recent acquisition by geographical segment (in millions, except percentages):

	Three Months Ended March 31,			Change due to currency translation		Change due to acquisition of a business
	2025	2024	% change from 2024	$	%	$	%
North America	$395.6	$601.1	(34.2)%	$(9.6)	(1.6)%	$7.7	1.3%
South America	229.9	273.0	(15.8)%	(31.6)	(11.6)%	5.1	1.9%
Europe/Middle East	1,330.5	1,706.9	(22.1)%	(25.3)	(1.5)%	40.7	2.4%
Asia/Pacific/Africa	94.5	147.6	(36.0)%	(2.8)	(1.9)%	5.8	3.9%
Total Segments	2,050.5	2,728.6	(24.9)%	(69.3)	(2.5)%	59.3	2.2%
Other(1)	—	200.1	(100.0)%	—	—%	—	—%
	$2,050.5	$2,928.7	(30.0)%	$(69.3)	(2.4)%	$59.3	2.0%
____________________________________
(1)    “Other” represents the results for the three months ended March 31, 2024 for the majority of the Company’s Grain & Protein business which was divested on November 1, 2024. Of the $200.1 million of the net sales of the divested G&P business recast to “Other”, $128.5 million, $30.4 million, $22.1 million and $19.1 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.